NEWS - FOR IMMEDIATE RELEASE

ARGAN, INC. COMPLETES PRIVATE PLACEMENT OF $25 MILLION

July 2, 2008 -- Rockville, MD -- Argan, Inc. (Amex: AGX) announced that it has completed a private placement for 2.2 million shares of common stock to investors at a price of $12.00 per share with net proceeds of approximately $25 million.

Commenting on the placement, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “The proceeds from this capital raise will provide resources to support our continued growth, including the recently announced joint venture with Invenergy Wind LLC for the design and construction of wind farms located from the Mid-Western region of the United States into Canada. These funds will also provide additional collateral to support the bonding requirements associated with future projects."

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary.  These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar.  Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contacts:	Investor Relations Contacts:
Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200